Exhibit 99.1

Enphase Energy Announces Offering of $320 million of Convertible Senior Notes Due 2025

FREMONT, Calif., March 4, 2020 — Enphase Energy, Inc. (NASDAQ:ENPH) today announced that it intends to offer, subject to market conditions and other factors, $320 million aggregate principal amount of convertible senior notes due 2025 (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Enphase also expects to grant the initial purchasers of the Notes a 13-day option to purchase up to an additional $30 million aggregate principal amount of the Notes to cover over-allotments, if any.

The Notes are expected to pay interest semiannually. Initially, conversion of the Notes will be settled solely in cash; however, following satisfaction of certain share reservation conditions, conversion of the Notes will be settled in cash, shares of our common stock or a combination of cash and shares of our common stock, at Enphase’s election. The Notes will mature on March 1, 2025, unless earlier converted or repurchased in accordance with their terms. The final terms of the Notes, including the interest rate, initial conversion rate, and other terms, will be determined by negotiations between Enphase and the initial purchasers of the Notes.

In connection with the offering of the Notes, we expect to enter into convertible note hedge transactions with one or more of the initial purchasers of the Notes and/or their respective affiliates and/or other financial institutions (the “hedge counterparties”). The convertible note hedge transactions are expected generally to reduce potential dilution to our common stock upon any conversion of the Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted Notes, as the case may be. We also expect to enter into warrant transactions with the hedge counterparties. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the strike price of the warrants. If the initial purchasers exercise their option to purchase additional Notes, we expect to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties.

We expect that in connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the hedge counterparties may enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the Notes at that time.

In addition, the hedge counterparties may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of the Notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the Notes.

Enphase intends to use a portion of the net proceeds of the offering of the Notes to pay the cost of the convertible note hedge transactions described above (after such cost is partially offset by the proceeds to Enphase from the sale of the warrants described above). Enphase expects to use any remaining net proceeds from the sale of the Notes for general corporate purposes, which may include the repayment of indebtedness, working capital, and potential acquisitions and strategic transactions. However, Enphase currently has no commitments with respect to any such acquisitions or other strategic transactions. Certain of the initial purchasers or their affiliates may be holders of our existing indebtedness that we repay, redeem, repurchase, defease or otherwise retire.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or the shares of our common stock issuable upon conversion of the Notes, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Notes and the shares of our common stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering of the Notes is being made to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act.

About Enphase Energy, Inc.

Enphase is a global energy technology company and delivers smart, easy-to-use solutions that manage solar generation, storage and management on one intelligent platform.

Forward-Looking Statements

This announcement contains certain forward-looking statements based on Enphase’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the proposed offering of the Notes, the proposed entry into convertible note hedge transactions and warrant transactions with the hedge counterparties and the completion of the offering of the Notes (including related timing), that address activities or results that Enphase plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, are forward-looking statements. Actual events may differ materially from those expressed or implied by these forward-looking statements, including the possibility that Enphase will not offer the Notes or consummate the related offerings due to market conditions; changes in the anticipated principal amount of the Notes, which could differ based upon market conditions; changes in the structure or terms of any convertible note hedge transactions and warrant transactions; changes in the anticipated use of the net proceeds of the offerings, which could change as a result of market conditions or for other reasons related to Enphase’s business and the impact of general economic, industry or political conditions in the United States or internationally. For a discussion of factors affecting Enphase’s business and prospects, see our annual, quarterly and other reports filed with the Securities and Exchange Commission. Enphase undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

Enphase Contact:

Adam Hinckley

Enphase Energy, Inc.

Investor Relations

ir@enphaseenergy.com

+1-707-763-4784 x7354